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                               UNITED STATES
                      SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-A

               For Registration of Certain Classes of Securities
                   Pursuant to Section 12(b) or 12(g) of the
                       Securities Exchange Act of 1934


                               PYRAMID OIL COMPANY
             (Exact name of registrant as specified in its charter)



                 California                             94-0787340
          (State of incorporation                    (I.R.S. Employer
             or organization)                       Identification No.)

               2008 - 21st Street                           93301
             Bakersfield, California                      (Zip Code)
    (Address of principal executive offices)


             If this form relates to the registration of a class
               of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General
               Instruction A.(c), check the following box.    /X/

             If this form relates to the registration of a class
               of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General
               Instruction A.(d), check the following box.    / /

             Securities Act registration statement file number
               to which this form relates: N/A

      Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class               Name of Each Exchange on Which
       to be so Registered               Each Class is to be Registered
       -------------------               ------------------------------

    Common Stock, no par value              American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act: None



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Item 1.  Description of Registrant's Securities to be Registered.

     The holders of the common stock of Pyramid Oil Company, a California corporation (the Company), are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to any preferences that may be granted to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event that the Company liquidates or dissolves, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.


Item 2.  Exhibits.

     The common stock to be registered on this Form 8-A is to be listed on the American Stock Exchange, on which no other securities of the Company are listed. Pursuant to the instructions to Form 8-A, no exhibits are required to be filed with this Form 8-A.

                                  SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   PYRAMID OIL COMPANY

Date: August 15, 2006
                              By: /s/ John H. Alexander
                                  ----------------------
                                     John H. Alexander
                                  Chief Executive Officer